FingerMotion Announces Preliminary Director’s Approval of Dividend Warrant on Terms
to be Fixed by Further Resolution of the Board of Directors

SINGAPORE / ACCESSWIRE / January 24, 2024 / FingerMotion, Inc. (NASDAQ:FNGR) (the “Company” or “FingerMotion”), today announces that the Company’s Board of Directors has preliminarily approved a dividend in kind (the “Dividend”) of warrants (each, a “Dividend Warrant”) to purchase shares of the Company’s common stock (each, a “Common Share”) to holders of the Company’s common stock.

The terms of the Dividend Warrants, and the record and payment dates for the Dividend, will be fixed by further resolution of the Board of Directors. The Dividend Warrants are anticipated to be created and allotted pursuant to a warrant agreement to be entered into between FingerMotion and a suitably qualified institutional warrant agent. The Company intends to file a registration statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering the Dividend Warrants and the underlying Common Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and to apply to The Nasdaq Stock Market LLC for the listing of the Dividend Warrants and the underlying Common Shares on the Nasdaq Capital Market. The declaration of the Dividend is expected to take place after the SEC completes its review process, subject to market and other conditions.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the U.S. Securities Act. This announcement is being issued in accordance with Rule 135 under the U.S. Securities Act.

Company Contact:

FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to the Company’s plans to declare a Dividend Warrant, to file a registration statement on Form S-3 with the SEC in respect thereof, and to apply to list the Dividend Warrants and the underlying Common Shares on the Nasdaq Capital Market. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.